                                                                   Exhibit 10.21

                                                                  EXECUTION COPY

                                CREDIT AGREEMENT

                            Dated as of June 16, 2005

                                      Among

                              ONEX WIND FINANCE LP,
                                as the Borrower,

                           THE GUARANTORS NAMED HEREIN
                                 as Guarantors,

                            THE LENDERS NAMED HEREIN
                                 as the Lenders,

                                       and

                               THE BOEING COMPANY,
                                    as Agent

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1 LOANS..........................................................    1
   1.1.     Loans........................................................    1

ARTICLE 2 INTEREST AND FEES..............................................    2
   2.1.     Interest.....................................................    2
   2.2.     Maximum Interest Rate........................................    3

ARTICLE 3 PAYMENTS AND PREPAYMENTS.......................................    3
   3.1.     Termination of the Facility..................................    3
   3.2.     Repayment and Voluntary Prepayment of the Loans..............    3
   3.3.     Payments by the Borrower.....................................    4
   3.4.     Taxes........................................................    4
   3.5.     Change of Lending Office.....................................    8
   3.6.     Assignment of Commitments Under Certain Circumstances........    8

ARTICLE 4 GENERAL WARRANTIES AND REPRESENTATIONS.........................    9
   4.1.     Authorization, Validity, and Enforceability of this Agreement
            and the Loan Documents.......................................    9
   4.2.     Validity and Perfection of Security Interest.................    9
   4.3.     Organization and Qualification...............................    9

ARTICLE 5 AFFIRMATIVE COVENANTS OF THE MID-WESTERN LOAN PARTIES..........    10
   5.1.     Financial Statements and other Information...................    10
   5.2.     Preservation of Existence....................................    13
   5.3.     Additional Collateral; Additional Guarantors.................    13
   5.4.     Security Interests; Further Assurances.......................    14
   5.5.     Information Regarding Collateral.............................    14

ARTICLE 5-A AFFIRMATIVE COVENANTS OF BORROWER LOAN PARTIES...............    16
   5.1A     Reports and Other Information................................    16
   5.2A     Preservation of Existence....................................    17
   5.3A     Additional Collateral; Additional Guarantors.................    17
   5.4A     Security Interests; Further Assurances.......................    17
   5.5A     Information Regarding Collateral.............................    17
   5.6A     Use of Proceeds..............................................    18
   5.7A     Tax Status...................................................    18

ARTICLE 6 NEGATIVE COVENANTS OF MID-WESTERN LOAN PARTIES.................    18
   6.1.     Prepayments of Subordinated Indebtedness.....................    18

   6.2.     Restricted Payments..........................................    18
   6.3.     Sponsor Management Fees......................................    19
   6.4.     Anti-Layering................................................    19
   6.5.     Sponsor Indebtedness.........................................    19

ARTICLE 6-A NEGATIVE COVENANTS OF THE BORROWER LOAN PARTIES..............    20
   6.1A     Limitations on Activities....................................    20

ARTICLE 7 CONDITIONS PRECEDENT...........................................    21
   7.1.     Conditions Precedent to the Effectiveness of This Agreement..    21
   7.2.     Condition Precedent to Borrowings............................    23

ARTICLE 8 DEFAULT; REMEDIES..............................................    24
   8.1.     Events of Default............................................    24
   8.2.     Remedies.....................................................    25

ARTICLE 9 TERM AND TERMINATION...........................................    26
   9.1.     Term and Termination.........................................    26

ARTICLE 10 AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS..    26
   10.1.    Amendments and Waivers.......................................    26
   10.2.    Assignments..................................................    27

ARTICLE 11 THE AGENT.....................................................    28
   11.1.    Appointment and Authorization................................    28
   11.2.    Collateral Matters...........................................    28
   11.3.    Restrictions on Actions by Lenders...........................    28
   11.4.    Payments by Agent to Lenders.................................    29
   11.5.    Concerning the Collateral and the Related Loan Documents.....    29

ARTICLE 12 RESERVED......................................................    29

ARTICLE 13 MISCELLANEOUS.................................................    29
   13.1.    Capitalized Terms, Rules of Construction, Annexes, Exhibits
            and Schedules................................................    29
   13.2.    No Waivers; Cumulative Remedies..............................    29
   13.3.    Severability.................................................    30
   13.4.    Governing Law; Choice of Forum; Service of Process...........    30
   13.5.    WAIVER OF JURY TRIAL.........................................    31
   13.6.    Notices......................................................    31
   13.7.    Binding Effect...............................................    32
   13.8.    Final Agreement..............................................    32
   13.9.    Counterparts.................................................    32

   13.10.   Captions.....................................................    32
   13.11.   Confidentiality..............................................    32
   13.12.   Conflicts with Other Loan Documents..........................    33
   13.13.   Intercreditor and Subordination Agreement....................    33
   13.14.   Subordination of Obligations to all Senior Secured Debt......    33
   13.15.   Assignment and Release of Borrower Loan Parties' Obligations.    34
   13.16.   Costs and Expenses...........................................    34
   13.17.   No Recourse Against Limited Partners.........................    34

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A         - DEFINED TERMS

EXHIBIT A       - FORM OF BORROWING NOTICE

EXHIBIT B       - FORM OF NOTE

EXHIBIT C       - FORM OF SECTION 3.4 CERTIFICATE

EXHIBIT D       - FORM OF GUARANTEE AGREEMENT

EXHIBIT E         FORM OF NSULC TAX INDEMNITY AGREEMENT

EXHIBIT F       - FORM OF ONEX GUARANTEE AGREEMENT

EXHIBIT G-1     - FORM OF ONEX PLEDGE AGREEMENT (GP INTERESTS)

EXHIBIT G-2       FORM OF ONEX PLEDGE AGREEMENT (LP INTERESTS)

EXHIBIT H       - FORM OF PLEDGE AGREEMENT

EXHIBIT I       - FORM OF REMARKETING AGREEMENT

EXHIBIT J       - FORM OF SECURITY AGREEMENT

EXHIBIT K       - FORM OF WLLC SUBORDINATION AGREEMENT

SCHEDULE 1.2(a) - COMMITMENTS

SCHEDULE 1.2(b) - KANSAS BOND FINANCING TERM SHEET

                                CREDIT AGREEMENT

          This Credit Agreement, dated as of June 16, 2005, among the lenders listed on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), The Boeing Company, as Agent for the Lenders (in its capacity as Agent, together with any successor Agent, the "Agent"), Onex Wind Finance LP, a Delaware limited partnership (the "Borrower") and the Guarantors (as defined herein).

                                   WITNESSETH:

          WHEREAS, the Borrower has requested that the Lenders provide a subordinated, secured non-revolving line of credit in an aggregate amount of up to $150,000,000; and

          WHEREAS, as provided in Section 13.1, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference.

          NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                      LOANS

          1.1. Loans.

          (a) Amounts of Loans. Subject to the satisfaction of the condition precedent set forth in Section 7.2, each Lender agrees to make a loan (any such loan being referred to as a "Loan" and such loans being referred to collectively as the "Loans") to the Borrower from time to time, on any day during the Availability Period, in an amount not to exceed the amount of such Lender's unfunded Commitment at such time; provided, that not more than one (1) Borrowing may be made by the Borrower during any fiscal quarter of Mid-Western.

          (b) Procedure for Borrowing.

               (i) Each Borrowing by the Borrower shall be made upon the Borrower's written notice delivered to the Agent in the form attached as Exhibit A hereto (each a "Borrowing Notice"), which must be received by the Agent no later thirty (30) days prior to the requested Funding Date, specifying (x) the amount of the requested Borrowing, which shall be in a minimum aggregate principal amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof (or the remaining amount of the aggregate Commitments, if less), (y) the requested Funding Date, which must be the first Business Day of a calendar quarter and (z) the account of the Borrower to which the Agent shall transfer the proceeds of the Loans being requested.

               (ii) Following receipt of a Borrowing Notice, the Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the requested Loans. Each Lender shall make the amount of its Loan available to the Agent in immediately available funds to the account designated by the Agent to the Lenders not later than 12:00 noon (New York time) on the day specified in the Borrowing Notice; provided, that if any Lender fails to make the amount of its Loan available to the Agent in immediately available funds on or prior to such time, Boeing shall make the amount of such Lender's Loan available to the Agent in immediately available funds at such time. Upon satisfaction of the condition set forth in Section 7.2, the Agent shall make all funds so received available to the Borrower by wire transfer of such funds to the account of the Borrower specified in the Borrowing Notice. For greater certainty, each Loan by a Lender shall constitute a separate Loan from any other Loan or Loans made to the Borrower by that Lender or any other Lender.

          (c) Evidence of Loans. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a promissory note substantially in the form of Exhibit B attached hereto and made a part hereof (such promissory notes being hereinafter referred to collectively as the "Notes" and each of such promissory notes being hereinafter referred to individually as a "Note") which shall evidence such Lender's Loans.

                                    ARTICLE 2

                                INTEREST AND FEES

          2.1. Interest.

          (a) Interest Rate. The Unpaid Amount of each Loan shall bear interest from the date such Loan is made until the Unpaid Amount of such Loan is paid in full in cash at a fluctuating per annum rate equal to the Interest Rate. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed.

          (b) Interest Payments. The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, interest on the Unpaid Amount of each Loan in arrears for the immediately preceding Interest Period for such Loan on February 15, May 15, August 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"); provided, that if a Payment Block Event shall exist on any Interest Payment Date, the Borrower shall not (and shall not be required to) pay the interest on the Unpaid Amount of any Loan due on such Interest Payment Date and such interest shall instead remain outstanding and be added to the Unpaid Amount of such Loan (any such interest on a Loan not permitted to be paid on an Interest Payment Date pursuant to this proviso being referred to herein as "Deferred Interest"); provided, further, that the Borrower may at its option (but shall not be required to) pay any Deferred Interest on any Loan resulting from a Payment Block Event at any time after such Payment Block Event ceases to exist.

          (c) Default Rate. If an Event of Default under Section 8.1(a), (e) or
(f) or a Payment Block Event has occurred and is continuing, then, while any such Event of Default or

Payment Block Event is continuing, the Unpaid Amount of each Loan shall bear interest at a per annum rate 2% greater than the rate which would otherwise be applicable.

          2.2. Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by any Lender under applicable law for such Lender with respect to loans of the type provided for hereunder (the "Maximum Rate"). If, in any month, any interest rate for the Unpaid Amount of any Loan, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for the Unpaid Amount of such Loan for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate for the Unpaid Amount of such Loan shall remain at a Maximum Rate until such time as the amount of interest paid hereunder for the Unpaid Amount of such Loan equals the amount of interest which would have been paid on the Unpaid Amount of such Loan if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Unpaid Amount of each Loan, the total amount of interest paid or accrued under the terms of this Agreement for the Unpaid Amount of any Loan is less than the total amount of interest which would, but for this Section 2.2, have been paid or accrued for the Unpaid Amount of such Loan if the interest rate otherwise set forth in this Agreement for the Unpaid Amount of such Loan had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay to the Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged for the Unpaid Amount of such Loan if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued for the Unpaid Amount of such Loan had the interest rate otherwise set forth in this Agreement, at all times, been in effect over
(b) the amount of interest actually paid or accrued under this Agreement for the Unpaid Amount of such Loan.

                                    ARTICLE 3

                            PAYMENTS AND PREPAYMENTS

          3.1. Termination of the Facility. The Borrower may terminate this Agreement at any time by providing at least two (2) Business Days' written notice to the Agent and prepaying in full the Unpaid Amount of each Loan, together with accrued and unpaid interest thereon, and all other Obligations then outstanding.

          3.2. Repayment and Voluntary Prepayment of the Loans.

          (a) Subject to the terms of the Intercreditor and Subordination Agreement, the Borrower shall repay the Unpaid Amount of each Loan to the Agent, for the account of the Lenders, on the Termination Date; provided, that the Borrower shall not (and shall not be required to) make any such repayment unless at least 91 days have elapsed since the Discharge of Senior Obligations.

          (b) Subject to the terms of the Intercreditor and Subordination Agreement, the Borrower may prepay the Unpaid Amount of any Loan in whole or in part without premium or penalty, at any time and from time to time. All voluntary prepayments of the Unpaid Amount of any Loan shall be accompanied by the payment of all accrued but unpaid interest on the amount of the Unpaid Amount of such Loan being prepaid to the date of prepayment. Amounts prepaid in respect of the Unpaid Amount of any Loan may not be reborrowed.

          3.3. Payments by the Borrower. All payments by the Borrower shall be made to the Agent for the account of the Lenders, at the account designated by the Agent, and shall be made in Dollars and in immediately available funds, no later than 5:00 p.m. (New York time) on the date specified herein. Any payment received by the Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following day and any applicable interest shall continue to accrue.

          3.4. Taxes.

          (a) All payments by the Loan Parties of principal of, and interest on, the Loans and all other amounts (including fees) payable hereunder shall be made without setoff, counterclaim or other defense, free and clear of, and without deduction or withholding for, any and all present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, assessments, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority on the Agent, any Lender, or any assignee of a Lender (a "Transferee"), including any interest, additions to tax or penalties applicable thereto ("Taxes"), except as required by applicable law. If any Indemnified Taxes (defined below) are required by applicable law, rule or regulation to be withheld or deducted from any payment by a Loan Party or required to be paid by a Loan Party on behalf of the Agent or a Lender or Transferee, then such Loan Party shall so withhold or deduct and remit or so pay such Taxes in accordance with such requirement. In the event that any withholding or deduction from any payment to be made by a Loan Party hereunder (or any payment by a Loan Party on behalf of the Agent or a Lender or Transferee as a result of the accrual or incurrence of any Obligation) is required in respect of any Indemnified Taxes pursuant to any applicable law, rule or regulation then such Loan Party will:

               (i) timely pay directly to the relevant authority in accordance with applicable law the full amount required to be so withheld, deducted or paid;

               (ii) promptly forward to the Agent an official receipt or other documentation (or copy thereof) reasonably satisfactory to the Agent evidencing such payment to such authority; and

               (iii) pay to the Agent for the account of the Agent and the Lenders and Transferees, as the case may be, such additional amount or amounts as are necessary to ensure that the net amount actually received by the Agent and each Lender or Transferee, as the case may be, will equal the full amount the Agent or such Lender or Transferee, as the case may be, would have received had no such withholding, deduction or payment (including any withholding, deduction or payment applicable to additional amounts payable under this Section 3.4) been required.

For purposes hereof, "Indemnified Taxes" shall mean (i) any Taxes imposed under
Part XIII of the Income Tax Act (Canada) (as the same may be amended, supplemented or replaced from time to time) and (ii) all Taxes other than Taxes imposed on or measured by the recipient's net income or taxable capital by a jurisdiction under the laws of which such Lender or Transferee is organized or incorporated or in which its principal executive office or applicable lending office is located or in which it conducts a trade or business or has a permanent establishment (other than a trade, business or permanent establishment deemed to arise by virtue of the transactions contemplated by this Agreement) or is otherwise subject to such Taxes without regard to the transactions contemplated by this Agreement (provided, however, in the case of Boeing as Agent or Lender, or in the case of a Transferee that is an Affiliate of Boeing and is a United States person within the meaning of section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended (Boeing, in such capacity, and any such Transferee, are referred to herein as a "Boeing Lender"), Indemnified Taxes shall include any Taxes imposed on or measured by the recipient's net income or taxable capital by any jurisdiction other than the United States or a State or any political subdivision of the United States or a State (as the terms "United States" and "State" are defined in sections 7701(a)(9) and 7701(a)(10) of the United States Internal Revenue Code of 1986, as amended) to which Boeing or such Transferee would not have been subject but for the transactions contemplated by this Agreement (an "Indemnified Foreign Tax").

          (b) The Loan Parties agree to timely pay any and all present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies (including interest, fines and penalties in addition to tax) arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Agent's Lien, Borrowing, Borrowing Notice, Commitment, Loan, Obligation, or Loan Document ("Other Taxes").

          (c) If any Indemnified Taxes or Other Taxes are directly asserted against the Agent or any Lender or Transferee with respect to any payment received by the Agent or such Lender or Transferee hereunder, the Agent or such Lender or Transferee may pay such Indemnified Taxes or Other Taxes and the Borrower or other Loan Party will promptly pay to the Agent, Lender or Transferee an amount equal to such Indemnified Taxes or Other Taxes so paid by the Agent, Lender or Transferee plus such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by such Person after the payment of such Indemnified Taxes (including any Indemnified Taxes on such additional amount) or Other Taxes shall equal the amount such Person would have received had such Indemnified Taxes or Other Taxes not been asserted. In addition, the Borrower or other Loan Party shall also reimburse the Agent and each Lender or Transferee, upon the written request of the Agent or such Lender or Transferee, for net additional Taxes imposed on or measured by the net income of such Person pursuant to the laws of the United States of America or any state or political subdivision thereof, or the jurisdiction in which such Person is organized or incorporated, or a jurisdiction in which the principal executive office or lending office of such Person is located or in which such Person conducts a trade or business or has a permanent establishment, or under the laws of any political subdivision or taxing authority of any such jurisdiction, as such Person shall determine are or were payable by such Person, in respect of amounts payable to such Person pursuant to this Section 3.4 in respect of Indemnified Taxes imposed as a consequence of payments by the Borrower or other Loan Party, taking into account the amount of Indemnified Taxes that are (x) allowed as a deduction in determining taxes imposed on or measured by the net income or allowed as a credit against any taxes imposed on or measured by net income and (y) payable to such Person pursuant to this Section 3.4.

          (d) If the Borrower or other Loan Party fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the Agent or the respective Lender or Transferee, the required receipts or other required documentary evidence, such Borrower or other Loan Party shall indemnify the Lenders and Transferees for any incremental Indemnified Taxes, Other Taxes, interest, penalties or other costs (including reasonable attorneys' fees and expenses) that may become payable by the Agent, any Lender or Transferee as a result of any such failure. For purposes of this Section 3.4, a distribution hereunder by the Agent to or for the account of the Agent or any Lender or Transferee shall be deemed a payment by the Borrower or other Loan Party.

          (e) Each Lender or Transferee that is organized under the laws of a jurisdiction other than the United States of America or any state or political subdivision thereof shall, on or prior to the Closing Date (in the case of each Lender that is a party hereto on the Closing Date) or on or prior to the date of any assignment, participation or change in the designated lending office hereunder (in the case of a Transferee), execute and deliver, if legally able to do so, to the Borrower and the Agent (i) one or more (as the Borrower or the Agent may reasonably request) accurate and complete original signed copies of United States Internal Revenue Service Forms W 8ECI or W 8BEN or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender or Transferee is exempt from or entitled to a reduced rate of withholding or deduction of Taxes or (ii) if the Lender or Transferee is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W 8ECI or Form W 8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a "Section 3.4 Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W 8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender's or Transferee's entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each such Lender and Transferee agrees that from time to time after the Closing Date, when a lapse in time or change in the Lender's or Transferee's circumstances renders the previous certification obsolete or inaccurate in any material respect, it will, to the extent legally able to do so, deliver to the Borrower or the Agent two new accurate and complete original signed copies of Internal Revenue Service Form W 8ECI, Form W 8BEN (with respect to the benefits of any income tax treaty), or Form W 8BEN (with respect to the portfolio interest exemption) and a Section 3.4 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under the Loan Documents. In addition, if legally able to do so, each Lender or Transferee that is organized under the laws of a jurisdiction other than Canada or any political subdivision thereof shall deliver on or prior to the Closing Date (in the case of each Lender that is a party hereto on the Closing Date) or on or prior to the date of any assignments or participations (in the case of a Transferee) to the Borrower and Agent, either written certification that it is not entitled to any exemption or reduction of withholding tax under the laws of Canada or, if it is so entitled, such properly completed and executed documentation as will permit such payments to be made without withholding or deduction of Taxes under the laws of Canada or at a reduced rate. In addition, each Lender and

Transferee agrees that from time to time after the Closing Date, when a lapse in time or change in the Lender's or Transferee's circumstances renders the previous certification obsolete or inaccurate in any material respect, it will, to the extent legally able to do so, deliver to the Borrower and the Agent such forms or certifications as may be required in order to confirm or establish the entitlement of such Lender, if it is so entitled, to a continued exemption from or reduction in Canadian withholding tax with respect to payments under the Loan Documents.

          (f) The Borrower shall not be required to indemnify or to pay any additional amounts to any Lender or Transferee with respect to any Indemnified Taxes pursuant to this Section 3.4 to the extent that (i) any obligation of the Borrower to withhold, deduct or pay amounts with respect to such Indemnified Tax (other than a Tax imposed by Canada and other than an Indemnified Foreign Tax) existed under generally accepted interpretation and application of the law on the date such Lender or Transferee other than a Boeing Lender became a party to this Agreement or otherwise becomes a Transferee, except to the extent that, at the time such Lender or Transferee becomes a party to this Agreement or otherwise becomes a Transferee, such Person's assignor was already entitled to receive indemnification or additional amounts from a Loan Party with respect to any such Indemnified Tax under the provisions hereunder; provided that this clause (i) shall not apply to any Tax imposed on a Lender or Transferee in connection with an interest or participation in any Loan or other obligation that such Lender or Transferee was required to acquire pursuant to Section 3.6,
(ii) to the extent such Indemnified Taxes are imposed solely because any Lender or Transferee fails to timely provide the forms or certificates required by the provisions of the immediately preceding paragraph or (iii) in the case of a payment of a U.S. source fee (other than a fee treated as interest for U.S. federal income tax purposes) to a Lender or Transferee that is not a Boeing Lender and that is described in clause (ii) of Section 3.4(e), to the extent that such forms or certificates do not establish a complete exemption from U.S. withholding taxes with respect to such payment. Notwithstanding anything to the contrary, it is understood and agreed, for the avoidance of doubt, that the obligation of the Loan Parties to indemnify for Indemnified Taxes withheld or deducted from any payment (including, without limitation, fees) to be made by the Loan Parties hereunder and to pay additional amounts under this Section 3.4 shall apply with respect to any and all Indemnified Taxes imposed on or with respect to the Agent and each Lender and Transferee as a result of a change in law or regulation or a change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Person occurring after the time such Person becomes a party to this Agreement.

          (g) In the event that the Agent or any Lender or Transferee determines that any event or circumstance that will lead to a claim by it under this
Section 3.4 has occurred, the Agent or such Lender or Transferee will use commercially reasonable efforts to so notify each Borrower; provided that any failure to provide such notice shall in no way impair the rights of the Agent or any Lender or any Transferee to demand and receive compensation under this
Section 3.4.

          (h) If the Borrower pays any additional amount under this Section 3.4 to a Lender and such Lender determines in its sole discretion that it has actually realized in connection therewith a refund or any reduction of, or credit against, its Tax liabilities (a "Tax Benefit") such Lender shall pay to such Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the after-tax net benefit obtained, if any, by the Lender as consequence of such Tax Benefit net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit); provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to such Borrower pursuant to this Section 3.4(h) shall be treated as Tax for which such Borrower is obligated to indemnify such Lender pursuant to this Section 3.4; (iii) nothing in this
Section 3.4(h) shall require the Lender to disclose any confidential information to any Loan Party (including, without limitation, its tax returns); and (iv) notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to such Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such Tax Benefits had never been paid or if the applicable Borrowing had been made by Mid-Western directly from such Lender.

          3.5. Change of Lending Office. Each Lender (or Transferee) other than Boeing (or any Boeing Lender) agrees that, upon the occurrence of any event giving rise to the operation of Section 3.4 with respect to such Lender (or Transferee), it will, if requested by the Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender (or Transferee), cause such Lender (or Transferee) and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.5 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender (or Transferee) pursuant to Section 3.4.

          3.6. Assignment of Commitments Under Certain Circumstances. In the event that (a) the Borrower shall be required to make additional payments to any Lender under Section 3.4 (each, an "Increased Cost Lender") then, with respect to each such Increased Cost Lender (the "Terminated Lender"), the Borrower shall have the right, but not the obligation, at its own expense, upon notice to such Terminated Lender and the Agent, to replace such Terminated Lender with (x) another Lender or (y) an assignee (in accordance with and subject to the restrictions contained in Section 10.2), and such Terminated Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.2) all its interests, rights and obligations under this Agreement to such other Lender or assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) the affected Terminated Lender shall have been paid in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and any other amounts required to be paid by any Loan Party to such Terminated Lender under this Agreement (including any amounts required to be paid under Section 3.4.with respect to the payments described in this clause (ii) or otherwise).

                                    ARTICLE 4

                     GENERAL WARRANTIES AND REPRESENTATIONS

          Each Loan Party warrants and represents to the Agent and the Lenders on the Closing Date that:

          4.1. Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Such Loan Party has the power and authority to execute, deliver and perform it obligations under this Agreement and the other Loan Documents to which it is a party, to incur the indebtedness under the Loan Documents to which it is a party, and to grant to the Agent Liens upon and security interests in the Collateral in which it has an interest. Such Loan Party has taken all necessary action (including obtaining approval of its stockholders or other equityholders if necessary) to authorize its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by such Loan Party, and constitute the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Such Loan Party's execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party do not conflict with, or constitute a violation or breach of, the terms of (a) any contract, mortgage, lease, agreement, indenture or instrument to which such Loan Party is a party, (b) any Requirement of Law applicable to such Loan Party, or (c) the certificate or articles of incorporation or by-laws or other organizational documents of such Loan Party, except in the case of clause (a) or (b) as would not reasonably be expected to have a Material Adverse Effect.

          4.2. Validity and Perfection of Security Interest. The provisions of this Agreement, the Mortgage(s), and the other Loan Documents to which such Loan Party is a party create legal and valid Liens on all the Collateral in which it has an interest in favor of the Agent, for the ratable benefit of the Agent and the Lenders, and upon the filing by the Agent of Uniform Commercial Code financing statements, Mortgages and security documents relating to intellectual property in the appropriate governmental filing offices, possession by the Agent (or the Senior Agent as bailee for the Agent under the Intercreditor and Subordination Agreement) of Collateral which can be perfected by possession only, and "control" by the Agent (or the Senior Agent as bailee for the Agent under the Intercreditor and Subordination Agreement) of any of Collateral which can be perfected by "control" only, such Liens constitute perfected and continuing Liens on all such Collateral. The provisions of each of the Onex Pledge Agreements create legal and valid Liens on all the Securities Collateral (as defined in each of the Onex Pledge Agreements) in favor of the Agent, and upon possession by the Agent (or the Senior Agent as bailee for the Agent under the Intercreditor and Subordination Agreement) of such Securities Collateral or upon the filing of appropriate financing statements, such Liens shall constitute perfected and continuing Liens on all such Securities Collateral.

          4.3. Organization and Qualification. Such Loan Party (a) is duly organized and validly existing in good standing under the laws of the state of its organization, (b) is qualified to do business and is in good standing in those jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, except to the extent the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect and (c) has all requisite power and authority to conduct its business and to own its property. The Borrower was formed on May 16, 2005 and the Borrower Subsidiaries were formed on May 26, 2005, in the case of NSULC, and May 24, 2005, in the case of WLLC Each of the Borrower and the Borrower Subsidiaries was formed for the primary purpose of effecting the Term Transaction and as of the Closing Date has no material assets (other than, in the case of the Borrower, its ownership of all the Equity Interests of NSULC, in the case of NSULC, its ownership of Equity Interests of WLLC and, in the case of WLLC, the loans payable to it by Mid-Western (made as a part of the Term Transaction)) or liabilities (other than its obligations under the Loan Documents and the Citigroup Credit Facilities).

                                    ARTICLE 5

              AFFIRMATIVE COVENANTS OF THE MID-WESTERN LOAN PARTIES

          So long as any Lender shall have any Commitment hereunder or any Obligations (other than contingent indemnification Obligations for which no claim has been made) shall remain outstanding, each Mid-Western Loan Party shall:

          5.1. Financial Statements and other Information. Furnish, or cause to be furnished, to the Agent copies of the following financial statements, reports, notices and information:

          (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Mid-Western, a consolidated balance sheet of Mid-Western and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of Mid-Western and its Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (including a note with a consolidating balance sheet and statements of earnings and cash flows for each less than wholly-owned Subsidiary of Mid-Western that is not a Guarantor), certified by a Financial Officer of Mid-Western as fairly presenting in all material respects the financial position, results of operations and cash flows of Mid-Western and its Subsidiaries in accordance with GAAP consistently applied and a narrative report and management's discussion and analysis, in the form provided to the Senior Agent, of the financial condition and results of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year (it being understood that such information may be furnished in the form of a Form 10-Q)(provided that in each case for the first four Fiscal Quarters after the Closing Date, to the extent such data with respect to the same period of the prior Fiscal Year or an earlier period of the same Fiscal Year (as the case may be) is not available, such comparison shall be only to the amounts budgeted for the same period);

          (b) as soon as available and in any event within 90 days after the end of each Fiscal Year of Mid-Western (other than with respect to the Fiscal Year ending December 31, 2005, for which reports must be provided within 105 days of such Fiscal Year end) a copy of the annual audit report for such Fiscal Year for Mid-Western and its Subsidiaries, including therein a consolidated balance sheet of Mid-Western and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Mid-Western and its Subsidiaries for such Fiscal Year (including a note with a consolidating balance sheet and statements of earnings and cash flows for each less than wholly-owned Subsidiary of Mid-Western that is not a Guarantor), in each case certified in the same manner and by the same independent public accounting firm as is provided to the Senior Agent (provided, that following the Discharge of Senior Obligations, such financial statements shall be certified in the same manner and by the same independent public accounting firm that provided such certifications of the financial statements for the Fiscal Year ended immediately preceding the Discharge of Senior Obligations or in such other manner or by such other independent public accounting firm that is reasonably acceptable to the Agent), together with a narrative report and management's discussion and analysis, in the form provided to the Senior Agent, of the financial condition and results of operations of Mid-Western for such Fiscal Year, as compared to amounts for the previous Fiscal Year (it being understood that such information may be furnished in the form of a Form 10-K)(provided that in each case for the first Fiscal Year after the Closing Date, to the extent such data with respect the prior Fiscal Year is not available, such comparison shall be only to the amounts budgeted for the same period, provided that such comparison need not be covered by the certification of the independent public accounting firm referred to above);

          (c) no later than January 15 of each Fiscal Year of Mid-Western, commencing with the Fiscal Year beginning January 1, 2006, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year beginning January 1, 2006 (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year beginning January 1,
     2006) and for each such Fiscal Year thereafter through December 31, 2011(including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of each such Fiscal Year) and, promptly when available, any significant revisions of such budgets;

          (d) promptly upon receipt thereof, copies of all material written reports submitted to Mid-Western by independent certified public accountants in connection with each annual, interim or special audit of the books of Mid-Western or any of its Subsidiaries made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit;

          (e) promptly and in any event within five days after becoming aware of the occurrence of any Default or Event of Default, a statement of a Financial Officer of Mid-Western setting forth details of such Default or Event of Default and the action which Mid-Western has taken and proposes to take with respect thereto;

          (f) promptly and in any event within five Business Days after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding against a Mid-Western Loan Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding against a Mid-Western Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and, to the extent provided to the Senior Agent, copies of all documentation relating thereto;

          (g) promptly after the sending or filing thereof, copies of all reports which Holdings sends to its security holders generally in their capacity as such, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which Holdings or any of its Subsidiaries or any of their officers files with the SEC or any national securities exchange;

          (h) promptly upon becoming aware of the taking of any specific actions by Holdings or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without Holdings or any ERISA Affiliate having to provide more than $1.0 million in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien on the assets of any Mid-Western Loan Party or any of its Subsidiaries or in the incurrence by a Mid-Western Loan Party of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of a Mid-Western Loan Party with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability which could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

          (i) upon request by the Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Mid-Western Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) to the extent available, the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Mid-Western Loan Party or ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Agent shall reasonably request;

          (j) promptly and in any event within five Business Days, notice of any other development that could reasonably be expected to have a Material Adverse Effect;

          (k) promptly and in any event within five Business Days after becoming aware thereof, notice of any Payment Block Event; and

          (l) promptly, from time to time, such other information respecting the condition or operations, financial or otherwise, of Holdings or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

          5.2. Preservation of Existence. Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect the legal existence of Mid-Western.

          5.3. Additional Collateral; Additional Guarantors.

          (a) (i) Prior to the Discharge of Senior Obligations and subject to the Intercreditor and Subordination Agreement, with respect to any property that is pledged to the Senior Agent as collateral under the Citigroup Credit Facilities, substantially concurrently with such collateral being granted to the secured parties under the Citigroup Credit Facilities (whether such collateral is acquired after the Closing Date or otherwise) (x) execute and deliver to the Agent such amendments or supplements to the Security Agreement, Pledge Agreement or such other documents (including, in the case of acquired Real Property, Mortgages and the items listed in Section 7.1(b) and (c) that are delivered to the Senior Agent) as the Agent shall reasonably deem necessary to grant to the Agent, for the benefit of the Secured Parties, a Lien on such property, and (y) take all actions necessary to cause such Lien to be duly perfected to the extent required by the applicable Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent, in each case subject to the Intercreditor and Subordination Agreement.

          (ii) Following the Discharge of Senior Obligations, with respect to acquisitions of (x) property of the type that would have constituted Collateral pursuant to the Citigroup Credit Facilities as in effect immediately prior to the Discharge of Senior Obligations and/or (y) Real Estate that would have been required to be subject to a mortgage in favor of the Senior Agent under the Citigroup Credit Facilities as in effect immediately prior to the Discharge of Senior Obligations, within thirty (30) days after the acquisition of such property or Real Estate (x) execute and deliver to the Agent such amendments or supplements to the Security Agreement or Pledge Agreement or such Mortgages or other documents as the Agent shall reasonably deem necessary to grant to the Agent, for the benefit of the Secured Parties, a Lien on such property or Real Estate, and (y) take all actions necessary to cause such Lien to be duly perfected to the extent required by the applicable Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent.

          (b) (i) Prior to the Discharge of Senior Obligations and subject to the Intercreditor and Subordination Agreement, if any Subsidiary (including any newly formed or newly acquired Subsidiary) of a Mid-Western Loan Party guarantees the obligations of the Borrower or Mid-Western under the Citigroup Credit Facilities, then substantially concurrently with such Subsidiary guaranteeing the obligations under the Citigroup Credit Facilities (i) deliver to the Agent (or the Senior Agent as bailee for the Agent under the Intercreditor and Subordination Agreement) the certificates, if any, representing all of the Equity Interests of such Subsidiary (provided, that with respect to any Foreign Subsidiary of Mid-Western, in no event shall more than 65% of the voting Equity Interests of such Foreign Subsidiary be subject to the

Agent's Lien or pledged under the Security Documents), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests and (ii) cause such Subsidiary (A) to execute a joinder agreement or such comparable documentation to become a Guarantor hereunder and a joinder agreement to the Guarantee Agreement, the Security Agreement and the Pledge Agreement, in each case in the form of Annex I to the Security Agreement and Annex I to the Guarantee Agreement or such other form that is reasonably satisfactory to the Agent, and (B) to take all actions reasonably requested by the Agent to cause the Lien created by the Security Agreement and Pledge Agreement to be duly perfected to the extent required by such agreements in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent.

          (ii) Following the Discharge of Senior Obligations, in the event that any Person becomes a direct or indirect Subsidiary of Mid-Western that would have been required to become a Guarantor under the Citigroup Credit Facilities as in effect immediately prior to the Discharge of Senior Obligations, then promptly thereafter (x) deliver to the Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary (provided, that with respect to any Foreign Subsidiary of Mid Western, in no event shall more than 65% of the voting Equity Interests of such Foreign Subsidiary be subject to the Agent's Lien or pledged under the Security Documents), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests and (y) cause such Subsidiary (A) to execute a joinder agreement or such comparable documentation to become a Guarantor hereunder and a joinder agreement to the Guarantee Agreement, the Security Agreement and the Pledge Agreement, in each case in the form of Annex I to the Security Agreement and Annex I to the Guarantee Agreement or such other form that is reasonably satisfactory to the Agent, and (B) to take all actions reasonably requested by the Agent to cause the Lien created by the Security Agreement and Pledge Agreement to be duly perfected to the extent required by such agreements in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent.

          5.4. Security Interests; Further Assurances. Subject to the Intercreditor and Subordination Agreement, promptly, upon the reasonable request of the Agent, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise reasonably deemed by the Agent necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby. Deliver or cause to be delivered to the Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Agent as the Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.

          5.5. Information Regarding Collateral.

          (a) Furnish to the Agent prompt written notice of any change (i) in such Mid-Western Loan Party's legal name, (ii) in the location of any Mid-Western Loan Party's chief executive office or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility),
(iii) in any Mid-Western Loan Party's corporate structure, (iv) in any Mid-Western Loan Party's Federal Taxpayer Identification Number or organizational identification number or (v) in any Mid-Western Loan Party's jurisdiction of organization. Holdings and Mid-Western will not, and will not permit any other Mid-Western Loan Party to, effect or permit any change referred to in the preceding sentence unless (i) it shall have given the Agent written notice not later than 10 days after such change and (ii) all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interests in all the Collateral. Holdings and Mid-Western will, and will cause each other Mid-Western Loan Party to, promptly notify the Agent if any material portion of the Collateral is damaged or destroyed.

          (b) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to clause (b) of Section 5.1, Mid-Western shall deliver to the Agent a certificate of a Financial Officer or the chief legal officer of Mid-Western (A) updating, to the extent necessary, to reflect (i) the list of owned and leased Real Estate, (ii) any changes to the names or locations of any Loan Party or (iii) any other information reasonably requested by the Agent with respect to the Collateral or (B) confirming that there has been no change in such information since the date of the Perfection Certificate or the latest supplement to the Perfection Certificate.

          5.6 Insurance.

          Following the Discharge of Senior Obligations, maintain with financially sound and responsible insurance companies insurance with respect to its properties material to the business of the Loan Parties and their Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations (including, without limitation, (i) physical hazard insurance on an "all risk" basis including an industry standard Lenders Loss Payable Clause, (ii) commercial general liability against claims for bodily injury, death or property damage and including the Agent as an additional insured party or, in the case of property insurance, loss payee, (iii) boiler and machinery insurance covering all electrical and mechanical equipment and vessels under pressure constituting Collateral, (iv) business interruption insurance, (v) worker's compensation insurance as may be required by any Requirement of Law and (vi) such other insurance against risks as the Agent may from time to time reasonably require. Each such insurance policy shall provide that it may not be cancelled or otherwise terminated without at least thirty (30) days' prior written notice, and ten (10) days in the event of nonpayment of premium, to the Agent and to the extent any such policy is cancelled, adversely modified or renewed, the Mid-Western Loan Parties shall deliver a Certificate of Insurance to the Agent, together with evidence reasonably satisfactory to the Agent of the payment of the premium therefor.

          Following the Discharge of Senior Obligations, each of Holdings and Mid-Western will, and will cause each other Mid-Western Loan Party to, with respect to each piece of Real Estate subject to a Mortgage, obtain flood insurance in such total amount as the Agent or the Majority Lenders may from time to time require, if at any time the area in which any improvements are located on any such Real Estate is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

                                  ARTICLE 5-A

                 AFFIRMATIVE COVENANTS OF BORROWER LOAN PARTIES

          So long as any Lender shall have any Commitment hereunder or any Obligations (other than contingent indemnification Obligations for which no claim has been made) shall remain outstanding:

          5.1A Reports and Other Information. Each Borrower Loan Party shall furnish, or cause to be furnished, to the Agent copies of the following financial statements, reports, notices and information:

          (a) promptly and in any event within five days after becoming aware of the occurrence of any Default or Event of Default, a statement of an authorized representative of the general partner of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

          (b) promptly and in any event within five Business Days after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding against a Borrower Loan Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding against a Borrower Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and, to the extent provided to the Senior Agent, copies of all documentation relating thereto;

          (c) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its security holders generally in their capacity as such, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which the Borrower or any of its Subsidiaries or any of their officers files with the SEC or any national securities exchange;

          (d) promptly and in any event within five Business Days, notice of any other development that could reasonably be expected to have a Material Adverse Effect; and

          (e) promptly, from time to time, such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

          5.2A Preservation of Existence. Each Borrower Loan Party shall do or cause to be done all things necessary to preserve, renew and maintain in full force and effect the legal existence of the Borrower and the Borrower Subsidiaries.

          5.3A Additional Collateral; Additional Guarantors. Each Borrower Loan Party shall:

          (a) (i) Prior to the Discharge of Senior Obligations and subject to the Intercreditor and Subordination Agreement, with respect to any property that is pledged to the Senior Agent as collateral under the Citigroup Credit Facilities, substantially concurrently with such collateral being granted to the secured parties under the Citigroup Credit Facilities (whether such collateral is acquired after the Closing Date or otherwise) (x) execute and deliver to the Agent such amendments or supplements to the Security Agreement, Pledge Agreement or such other documents (including, in the case of acquired Real Property, Mortgages and the items listed in Section 7.1(b) and (c) that are delivered to the Senior Agent) as the Agent shall reasonably deem necessary to grant to the Agent, for the benefit of the Secured Parties, a Lien on such property, and (y) take all actions necessary to cause such Lien to be duly perfected to the extent required by the applicable Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent, in each case subject to the Intercreditor and Subordination Agreement.

               (ii) Following the Discharge of Senior Obligations, with respect to acquisitions of property of the type that would have constituted Collateral pursuant to the Citigroup Credit Facilities as in effect immediately prior to the Discharge of Senior Obligations, within thirty (30) days after the acquisition of such property (x) execute and deliver to the Agent such amendments or supplements to the Security Agreement or Pledge Agreement or such other documents as the Agent shall reasonably deem necessary to grant to the Agent, for the benefit of the Secured Parties, a Lien on such property, and (y) take all actions necessary to cause such Lien to be duly perfected to the extent required by the applicable Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent.

          5.4A Security Interests; Further Assurances. Each Borrower Loan Party shall promptly, subject to the Intercreditor and Subordination Agreement, upon the reasonable request of the Agent, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise reasonably deemed by the Agent necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby. Deliver or cause to be delivered to the Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Agent as the Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.

          5.5A Information Regarding Collateral. Each Borrower Loan Party shall furnish to the Agent prompt written notice of any change (i) in such Borrower Loan Party's legal name, (ii) in the location of any Borrower Loan Party's chief executive office or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Borrower Loan Party's corporate structure, (iv) in any Borrower Loan Party's Federal Taxpayer Identification Number or organizational identification number or (v) in any Borrower Loan Party's jurisdiction of organization. Holdings and the Borrower will not, and will not permit any other Borrower Loan Party to, effect or permit any change referred to in the preceding sentence unless (i) it shall have given the Agent written notice not later than 10 days after any such change and (ii) all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interests in all the Collateral. The Borrower will, and will cause each other Borrower Loan Party to, promptly notify the Agent if any material portion of the Collateral is damaged or destroyed.

          5.6A Use of Proceeds. The Borrower covenants and agrees that the proceeds of the Borrowings will be used in the manner set forth in the definition of Term Transaction.

          5.7A Tax Status.(a) The Borrower shall maintain its status as a corporation for United States income tax purposes.

          (b) NSULC shall maintain its status as a disregarded entity for United States income tax purposes.

          (c) WLLC shall maintain its status as a disregarded entity for United States income tax purposes.

                                   ARTICLE 6

                 NEGATIVE COVENANTS OF MID-WESTERN LOAN PARTIES

          So long as any Lender shall have any Commitment hereunder or any Obligations (other than contingent indemnification Obligations for which no claim has been made) shall remain outstanding, each Mid-Western Loan Party shall not:

          6.1. Prepayments of Subordinated Indebtedness. Make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, any Subordinated Indebtedness (other than any Kansas Bond Indebtedness), if immediately after giving effect to such payment, prepayment, redemption or acquisition for value, Mid-Western would not be in compliance on a pro forma basis with the financial covenants set forth in Sections 6.12 and 6.13 of the Citigroup Credit Agreement (as in effect on the Closing Date) as of the last day of the then most recently ended Fiscal Quarter of Mid-Western.

          6.2. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

          (a) Holdings may declare and make dividend payments or other distributions payable solely in its common stock or its other common Equity Interests;

          (b) Holdings may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its Equity Interests or an issue of Subordinated Indebtedness;

          (c) Holdings may purchase, redeem or otherwise acquire or retire for value Holdings' Equity Interests from present or former officers, directors or employees of Holdings or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of the foregoing) upon the death, disability or termination of employment of such officer, director or employee; and

          (d) cashless exercises of options and warrants are permitted.

          6.3. Sponsor Management Fees. Pay management fees to Sponsor in excess of $3 million (plus any amounts accrued pursuant to the following proviso) in the aggregate in any Fiscal Year; provided that (a) such management fees shall accrue but shall not be paid during the existence of an Event of Default and (b) the amount of such management fees paid by the Loan Parties to Sponsor shall not exceed $375,000 in any Fiscal Quarter during the existence of any event that results in interest on the Unpaid Amount of any Loan becoming Deferred Interest pursuant to the first proviso to Section 2.1(b), and the portion of such management fees not permitted to be paid pursuant to this clause (b) shall instead accrue; provided, further, that (i) any management fees accrued during the existence of an Event of Default may be paid by any of the Loan Parties to Sponsor at any time after such Event of Default ceases to exist, (ii) any management fees accrued during the existence of an event described in clause (b) above (other than an Adjusted Interest Expense Coverage Ratio Shortfall) may be paid by any of the Loan Parties to Sponsor at any time after such event ceases to exist so long as the Lenders have been paid in cash all amounts that were due and payable to the Lenders but not paid to the Lenders as a result of such event (together with interest at the rate specified in Section 2.1(c), if applicable) and (iii) any management fees accrued during the existence of an Adjusted Interest Expense Coverage Ratio Shortfall (other than an Adjusted Interest Expense Coverage Ratio Shortfall that exists during the same period in which an event described in clause (b) above exists, in which case clause (ii) of this proviso shall govern when management fees accrued during such period may be paid) may be paid by any of the Loan Parties to Sponsor at any time on or after the last day of the first Fiscal Quarter of Mid-Western to occur after such Adjusted Interest Expense Coverage Ratio Shortfall ceases to exist and provided that the Borrower is then permitted under Section 2.1(b) to pay the Lenders interest in cash on the Unpaid Amount of each Loan; and provided, even further, that the provisions of this Section 6.3 shall not apply to the closing fee in the amount of $5 million that will be paid to Sponsor on the Closing Date.

          6.4. Anti-Layering. Permit any Mid-Western Loan Party to incur any indebtedness that is both: (a) subordinate or junior in right of payment to the Senior Secured Debt of such Mid-Western Loan Party; and (b) senior in right of payment to the Obligations.

          6.5. Sponsor Indebtedness. Permit any Mid-Western Loan Party to incur any indebtedness to Sponsor unless such indebtedness is subordinate in right of payment to the Obligations.

                                  ARTICLE 6-A

                 NEGATIVE COVENANTS OF THE BORROWER LOAN PARTIES

          So long as any Lender shall have any Commitment hereunder or any Obligations (other than contingent indemnification Obligations for which no claim has been made) shall remain outstanding, each Borrower Loan Party shall not:

          6.1A Limitations on Activities.

          (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than the Term Transaction, other transactions permitted under this Section 6.1A and such other transactions as are permitted under the Citigroup Credit Facilities;

          (b) create, incur, assume or permit to exist (including by way of guarantee) any indebtedness or Lien on any property or asset (including any income or revenues (including accounts receivable) and including any Equity Interests (including without limitation Equity Interests in NSULC)) now owned or hereafter acquired by them , except (a) Liens created pursuant to the Loan Documents, the Citigroup Credit Facilities and any other Liens permitted to be incurred by Borrower Loan Parties under the Citigroup Credit Facilities, other than Liens on Equity Interests in NSULC, and (b) and indebtedness incurred under the Loan Documents, the Citigroup Credit Facilities and unsecured indebtedness between or among the Borrower Loan Parties, including without limitation Hedging Agreements between the Borrower Loan Parties that do not affect the ability of the Borrower to make the payments required by this Agreement and any other indebtedness permitted under the Citigroup Credit Facilities as in effect on the date hereof;

          (c) own, acquire, manage or otherwise operate any properties or assets (including cash, other than cash received in connection with the Term Transaction, investments or otherwise), other than (a) the ownership of 100% of the Equity Interests of the Borrower Subsidiaries in the manner owned as of the Closing Date, (b) investments with the proceeds of the Loans and loans made to the Borrower under the Citigroup Credit Facilities by the Borrower in NSULC and by NSULC in WLLC, (c) unsecured indebtedness and Hedging Agreements, in each case to the extent permitted by Section 6.1A(b),(d) such transactions that are permitted under the Citigroup Credit Facilities and (e) Investments by the Borrower in the Borrower Subsidiaries with proceeds of equity contributions by Sponsor in the Borrower and investments of any such proceeds in Permitted Investments (as defined in the Citigroup Credit Facilities as in effect on the date hereof);

          (d) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except as permitted under the Citigroup Credit Facilties;

          (e) sell, transfer, lease or otherwise dispose of any asset (or any interest therein) (including the WLLC Loans) other than cash or as otherwise permitted under the Citigroup Credit Facilities;

          (f) make any Restricted Payment (as defined in the Citigroup Credit Facilities), other than dividends or distributions or returns of capital paid to the Borrower or any Borrower Subsidiary or to the extent permitted under the Citigroup Credit Facilities;

          (g) sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates, other than the Term Transaction, other transactions among the Borrower Loan Parties, and any other transactions permitted under the Citigroup Credit Facilities;

          (h) enter into any contract or agreement other than in connection with, arising out of or reasonably related to the Term Transaction, the Citigroup Credit Facilities ,the Loan Documents, Hedging Agreements and other intercompany loan documentation permitted by Section 6.1(A)(ii) and as otherwise permitted under the Citigroup Credit Facilities as in effect on the date hereof;

          (i) amend, modify or otherwise change any Organizational Documents of any Borrower Loan Party (except as permitted under the Citigroup Credit Facilities) or the WLLC Loan; and

          (j) waive, modify or amend any provision of the WLLC Subordination Agreement without the prior written consent of the Agent.

                                   ARTICLE 7

                              CONDITIONS PRECEDENT

          7.1. Conditions Precedent to the Effectiveness of This Agreement. This Agreement shall become effective on such date as the following conditions shall have been satisfied:

          (a) This Agreement and the other Loan Documents to be delivered on the Closing Date shall have been executed by each party thereto.

          (b) The Agent shall have received counterparts of the Security Agreement and the Pledge Agreement signed by each Loan Party and the Agent shall have received the following in the form provided to the Senior Agent:

               (i) appropriate financing statements or comparable documents authorized by (and executed by, to the extent applicable) the appropriate entities in proper form for filing under the provisions of the UCC and applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the Agent's reasonable discretion, to grant to the Agent a perfected Lien on such Collateral;

               (ii) UCC, judgment and tax lien search reports listing all effective financing statements or comparable documents which name any applicable Loan Party as debtor and which are filed in those jurisdictions in which any Loan Party is organized, any of such Collateral is located and the jurisdictions in which any applicable Loan Party's principal place of business is located in the United States, together with copies of such existing financing statements;

               (iii) evidence of the preparation for recording or filing, as applicable, of all recordings and filings of each such Security Document, including, without limitation, with the United States Patent and Trademark Office and the United States Copyright Office;

               (iv) evidence that all other actions reasonably necessary or, in the reasonable opinion of the Agent, desirable to perfect the security interest created by the Security Documents have been taken; and

               (v) a completed Perfection Certificate dated the Closing Date and signed by an executive officer or Financial Officer of Mid-Western, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate.

          (c) Except as set forth in the Post-Closing Agreement, the Agent shall have received the following documents and instruments to the extent provided to the Senior Agent:

               (i) Mortgages in favor of the Agent encumbering Real Estate in which any Loan Party has granted a mortgage under the Citigroup Credit Facilities on the Closing Date, each duly executed and acknowledged by such Loan Party, and otherwise in form for recording in the recording office where each such Real Estate is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a Lien under applicable law, and such UCC-1 financing statements and other similar statements as are provided to the Senior Agent, all of which shall be in the form provided to the Senior Agent, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, which Mortgages and financing statements and other instruments shall when recorded be effective to create a Lien on such Real Estate;

               (ii) with respect to the Real Estate that will be subject to a Mortgage on the Closing Date, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments, in form provided to the Senior Agent on the Closing Date;

               (iii) with respect to each Mortgage, a policy (or commitment to issue a policy) of title insurance insuring (or committing to insure) the Lien of such Mortgage as a valid second mortgage lien on the real property and fixtures described therein in the amount provided to the Senior Agent, which policies (or commitments) shall be issued by the same title company and include such reinsurance provisions, endorsements and exceptions to title as are provided to the Senior Agent, with respect to each piece of Real Estate subject to Mortgage policies or certificates of insurance as required by the

     Mortgage relating thereto, which policies or certificates shall comply with the insurance requirements contained in such Mortgage;

               (iv) Surveys with respect to the owned Real Estate subject to a Mortgage on the Closing Date in form and to the extent provided to the Senior Agent;

               (v) with respect to each piece of Real Estate subject to a Mortgage on the Closing Date, such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called "gap" indemnification) as shall be provided to the Senior Agent;

               (vi) with respect to each piece of Real Estate subject to a Mortgage on the Closing Date, copies of all leases or other agreements relating to possessory interests to which any Loan Party or Subsidiary thereof is a party that are provided to the Senior Agent;

               (vii) with respect to each piece of Real Estate subject to a Mortgage on the Closing Date, copies of any evidence provided to the Senior Agent that (x) there has been issued and is in effect a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Real Estate and that the Loan Parties have not received written notices of any outstanding citation, violation or similar notice indicating that such Real Estate contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness, (y) there has not occurred any taking or destruction of any Real Estate and (z) to the best knowledge of the Loan Parties, are no disputes regarding boundary lines, location, encroachment or possession of any Real Estate and no state of facts existing which could give rise to any such claim; and

               (viii) with respect to each piece of Real Estate subject to a Mortgage on the Closing Date, a completed Federal Emergency Management Agency Standard Flood Hazard Determination ; and

          (d) The Agent shall have received a counterpart of the Onex Pledge Agreement (LP Interests) signed by Onex Corporation and a counterpart of the Onex Pledge Agreement (GP Interests) signed by 1648701 Ontario Inc., and the Agent shall have received evidence that all other actions reasonably necessary to perfect the security interest created by the Onex Pledge Agreements have been taken.

          Execution and delivery to Mid-Western by the Agent of a counterpart of this Agreement shall be deemed confirmation by the Agent and Lenders that (i) all conditions precedent in this Section 7.1 have been fulfilled to the satisfaction of the Agent and the Lenders and (ii) all documents sent to the Agent and/or the Lenders for approval, consent or satisfaction were acceptable to the Agent and the Lenders.

          7.2. Condition Precedent to Borrowings. The obligation of the Lenders to make each Loan shall be subject to the further condition precedent that on and as of the date of any such extension of credit, no event has occurred and is continuing, or would result from such extension of credit, which constitutes an Event of Default under Section 8.1(e), (f), (g)(ii) (to the extent any challenge contemplated under Section 8.1(g)(ii) has not been revoked as of the date of such extension of credit) or (h).

                                    ARTICLE 8

                                DEFAULT; REMEDIES

          8.1. Events of Default. It shall constitute an event of default ("Event of Default") if any one or more of the following shall occur for any reason:

          (a) any failure by the Borrower or any other Loan Party to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within ten (10) days after the same becomes due, any interest on any Loan or any other amount payable hereunder or under any other Loan Document;

          (b) any representation or warranty made or deemed made by any Loan Party in this Agreement or by any Loan Party in any of the other Loan Documents at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

          (c) (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in Article 6 or Article 6-A of this Agreement or (ii) any default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement or any other Loan Document and such default shall continue for thirty (30) days or more;

          (d) (i) any default shall occur with respect to any Senior Secured Debt of any Loan Party in an outstanding principal amount which exceeds $20 million, or under any agreement or instrument under or pursuant to which any such Senior Secured Debt may have been issued, created, assumed, or guaranteed by any Loan Party, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate the maturity of any such Senior Secured Debt or (ii) any Loan Party shall fail to pay the outstanding principal amount of any Senior Secured Debt of such Loan Party having an outstanding principal amount at maturity in excess $20 million within fifteen (15) days after the scheduled maturity date of such Senior Secured Debt;

          (e) any Loan Party shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or file a proposal or a notice of intention to file a proposal or otherwise commence any action or proceeding seeking reorganization, arrangement, consolidation or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy, insolvency, liquidation, winding-up or similar act or law, state, provincial, federal or foreign, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, proposal, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, administrator, trustee or similar officer for it or for all or any material part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due or shall admit in writing its inability to pay its debts generally as they became due;

          (f) (i) an involuntary petition or proposal shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Loan Party or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy, insolvency, liquidation, winding-up or similar act or law, state, provincial, federal or foreign, now or hereafter existing and such petition or proceeding shall not be dismissed or stayed within sixty (60) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto or (ii) a receiver, assignee, liquidator, sequestrator, custodian, monitor, administrator, trustee or similar officer for any Loan Party or for all or any material part of its property shall be appointed and the appointment shall not be discharged or stayed within sixty (60) days after the commencement thereof;

          (g) (i) any Loan Document shall be terminated, revoked or declared void or invalid or unenforceable or (ii) the enforceability of any Loan Document shall be challenged by any Loan Party;

          (h) any Change of Control shall occur; or

          (i) Onex Corporation shall have failed to pay when due any amounts owed by it under the Onex Guarantee Agreement (and such default shall continue unremedied for a period of 30 days).

          8.2. Remedies. Subject to the Intercreditor and Subordination Agreement, if an Event of Default described in Section 8.1(h) exists, the Agent may, in its discretion, and shall, at the direction of the Majority Lenders, do one or more of the following, at any time or times and in any order, without notice to or demand on the Loan Parties: (A) terminate the Commitments and the Loan Documents, (B) declare any or all Loans to be immediately due and payable and (C) pursue its other rights and remedies under the Loan Documents and applicable law. Subject to the Intercreditor and Subordination Agreement, upon the occurrence of any Event of Default described in Sections 8.1(e) and (f), the Commitments shall automatically and immediately expire, all Loans shall automatically become immediately due and payable without notice or demand of any kind, and the Agent may pursue its other rights and remedies under the Loan Documents and applicable law. Except as otherwise expressly provided in this Agreement or in any other Loan Document and subject to the Intercreditor and Subordination Agreement, no remedies shall be available to the Agent and the Lenders as a result of the occurrence and/or continuance of any Event of Default described in Section 8.1(a), (b), (c), (d), (g) or (i) until such time as both
(x) a Discharge of Senior Obligations has occurred and (y) the Availability Period has expired or terminated (such occurrences listed in clauses (x) and (y) are referred to herein collectively as the "Senior Discharge Events"). Subject to the Intercreditor and Subordination Agreement, following the occurrence of the Senior Discharge Events and during the existence of an Event of Default described in Section 8.1(a), (b), (c), (d), (g) or (i), the Agent may, in its discretion, and shall, at the direction of the Majority Lenders, do one or more of the following, at any time or times and in any order, without notice to or demand on the Loan Parties: (A) terminate the Loan Documents, (B) declare any or all Loans to be immediately due and payable and (C) pursue its other rights and remedies under the Loan Documents and applicable law.

          8.3 Application of Proceeds. Subject to the terms of the Intercreditor and Subordination Agreement, proceeds received by the Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to an exercise of rights or remedies shall be applied as follows:

          (a) First, to the then outstanding Obligations owing to the Lenders (other than the Mid-Western Lenders) in such order and manner as the Agent shall elect,

          (b) Second, to the then outstanding Obligations owing to the Mid-Western Lenders in such order and manner and they shall elect, and

          (c) Third, the balance, if any, to the Loan Parties or as a court of competent jurisdiction may direct.

                                   ARTICLE 9

                              TERM AND TERMINATION

          9.1. Term and Termination. The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest) shall become immediately due and payable, subject to the terms of the Intercreditor and Subordination Agreement.

                                   ARTICLE 10

          AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

          10.1. Amendments and Waivers.

          (a) Subject to the Intercreditor and Subordination Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by a Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) and the Loan Parties party to such Loan Document and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; except that any waiver, amendment or consent which shall do any of the following shall be in writing and signed by all the Lenders and the Loan Parties party to such Loan Document and acknowledged by the
Agent:

               (i) change this Section or any provision of this Agreement providing for consent or other action by all Lenders (including, without limitation, Section 3.2(c)(ii));

               (ii) release any Guaranties of the Obligations or release all or substantially all of the Collateral other than as permitted by Section 11.2 or the last paragraph of Article 12 or as required pursuant to the Intercreditor and Subordination Agreement;

               (iii) change the definition of "Majority Lenders";

               (iv) increase the Commitment of any Lender over the amount thereof then in effect;

               (v) postpone or delay any scheduled payment of principal or interest due to the Lenders (or any of them) hereunder;

               (vi) reduce the principal of, or the rate of interest specified herein on the Unpaid Amount of, any Loan or other amounts payable to any Lender hereunder or under any other Loan Document; or

               (vii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the which is required for the Lenders or any of them to take any action hereunder;

provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document and provided, further, that Schedule 1.2(a) hereto (Commitments) may be amended from time to time by the Agent alone to reflect assignments of Commitments in accordance herewith and any increase in the Commitment of any Lender made in accordance herewith (including, without limitation, in accordance with clause (iv)) and provided, even further, that this Agreement and the other Loan Documents may be amended from time to time by the Agent and the Borrower or Guarantors alone (i.e. without any Lender consent or approval) to add a Subsidiary of a Loan Party as a Guarantor hereunder or as a grantor under the Security Agreement, Pledge Agreement or other applicable Loan Documents or in order to comply with the Intercreditor and Subordination Agreement.

               (b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, for purposes of determining whether the Lenders or the Majority Lenders, as applicable, have consented to any waiver, amendment, consent or other action under this Agreement or any other Loan Document, the Mid-Western Lenders shall be disregarded.

               10.2. Assignments.

               (a) Prior to the termination or expiration of the Availability Period, no Lender may assign any part of its Loans or other rights or obligations hereunder or under any other Loan Document to any Person, other than to an Affiliate of Boeing. On and after the termination or expiration of the Availability Period, any Lender may assign to one or more Eligible Assignees all, or any ratable part of all, of the Loans and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 or, if less, all of the Loans of such Lender (except such minimum shall not apply to an Affiliate of a Lender); provided that, unless an assignor Lender has assigned all of its Loans, no such assignment shall be permitted unless, after giving effect thereto, such assignor Lender retains a portion of the Loans in a minimum amount of $25,000,000; provided, however, that the Loan Parties and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the assignee, shall have been given to the Borrower and the Agent by such Lender and the assignee and (ii) such Lender and its assignee shall have delivered to the Borrower and the Agent an executed assignment (an "Assignment Agreement") in a form reasonably satisfactory to the Agent.

          (b) Notwithstanding any other provision in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender to one or more financial institutions that extend secured financing to such Lender or any of its Affiliates; provided, that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or to any other Loan Document.

                                   ARTICLE 11

                                    THE AGENT

          11.1. Appointment and Authorization. Each Lender hereby designates and appoints Boeing as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as such. Notwithstanding the foregoing, each Lender also acknowledges that the Lien and security interest granted to the Agent pursuant to the Security Documents and the exercise of any right or remedy thereunder are subject to the provisions of the Intercreditor and Subordination Agreement.

          11.2. Collateral Matters. Subject to the Intercreditor and Subordination Agreement, the Lenders hereby irrevocably authorize the Agent to, and upon request of the Borrower, the Agent shall, release any of its Liens upon any Collateral (i) upon payment in full by the Borrower of all Obligations (other than contingent indemnification Obligations for which no claim has been made); (ii) constituting property being sold or disposed of or property of a Subsidiary all of the Equity Interests of which are being sold or disposed of;
(iii) constituting property in which each of the Loan Parties certifies that no Loan Party owned an interest in such property at the time the Lien was granted or at any time thereafter; (iii) in which the Liens in favor of the Senior Agent have been released, or (v) constituting property leased to a Loan Party under a lease which has expired or been terminated. The Agent hereby agrees to execute and deliver to the Borrower any and all releases and to take such other actions as may be reasonably requested by the Borrower to evidence any such release of its Liens.

          11.3. Restrictions on Actions by Lenders. Each of the Lenders agrees that it shall not, unless specifically requested to do so by the Agent and subject to the Intercreditor and

Subordination Agreement, take or cause to be taken any action to enforce its rights under this Agreement or against the Loan Parties, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

          11.4. Payments by Agent to Lenders. All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal or interest on the Loans or otherwise. Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders from the Borrower that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Lender on such due date an amount equal to the amount then due such Lender from the Borrower. If and to the extent the Borrower has not made such payment in full to the Agent, each applicable Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest at the Base Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          11.5. Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Agent to enter into the other Loan Documents, for the ratable benefit and obligation of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent or the Majority Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent or the Majority Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the Loans, and all interest and other amounts hereunder constitute one debt, secured pari passu by all of the Collateral.

                                   ARTICLE 12

                                    RESERVED

                                   ARTICLE 13

                                  MISCELLANEOUS

          13.1. Capitalized Terms, Rules of Construction, Annexes, Exhibits and Schedules. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference.

          13.2. No Waivers; Cumulative Remedies. No failure by the Agent or any Lender to exercise any right, remedy or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among any Loan Party and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent's and each Lender's rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement. The Agent and the Lenders may proceed directly to collect the Obligations when due without any prior recourse to the Collateral. The Agent's and each Lender's rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.

          13.3. Severability. The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement, any other Loan Document or any instrument or agreement required hereunder.

          13.4. Governing Law; Choice of Forum; Service of Process.

          (a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE OR OF THE UNITED STATES FOR THE DISTRICT OF DELAWARE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE LOAN PARTIES, THE AGENT AND EACH OF THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE LOAN PARTIES, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE
FOREGOING: (1) THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

          (c) EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED)

DIRECTED TO SUCH LOAN PARTY AT ITS ADDRESS SET FORTH IN SECTION 14.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

          13.5. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

          13.6. Notices. Except as otherwise provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic mail, as follows:

               (i) if to the Borrower or any Guarantor, to it at 3801 South Oliver Street, Wichita, KS 67210, attention: Mike L. Williams (telecopy:
     316 526 8720) (e-mail: mike.l.williams@boeing.com) with a copy to (A) Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022-3598, attention: Edmond Gabbay, Esq. (telecopy: (212) 836-6476), (email: egabbay@kayescholer.com) and (B) Onex American Holdings II LLC, 421 Leader Street, Marion OH 43302,
     Attention: Donald F. West (telecopy: (740) 223-7762) (email: dwest@onex.com); and

               (ii) if to the Agent, to it at if to the Agent, to it at Corporate Headquarters, M/C 5003-3648, 100 North Riverside, Chicago, Illinois 60606-1596, attention: Office of the Treasurer, (telecopy: 312 544
     2399), (e-mail: thomas.f.dillon@boeing.com) with a copy to: The Boeing Company, Office of the General Counsel, M/C 5003-1001, 100 North Riverside, Chicago, Illinois 60606-1596, attention: Office of the General Counsel, (telecopy: 312 544 2829), (e-mail: deborah.telman@boeing.com).

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 13.6 or in accordance with the latest unrevoked direction from such party given in accordance with this

Section 13.6. Each Loan Party and the Agent hereunder agrees to notify the other party in writing promptly of any change to the notice information provided above.

          13.7. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Loan Party without prior written consent of the Agent and each Lender. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

          13.8. Final Agreement. This Agreement and the other Loan Documents are intended by each Loan Party, the Agent and the Lenders to be the final, complete and exclusive expression of the agreement among them. This Agreement and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof.

          13.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the Agent, each Lender and each Loan Party in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

          13.10. Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

          13.11. Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, unless specifically prohibited by applicable law or court order, the Agent or such Lender, as applicable, shall make reasonable efforts to notify the Borrower of any request thereof, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or (f) to any assignee or any prospective assignee of any of its rights or obligations under this Agreement, provided such assignee or prospective assignee agrees to be bound by the provisions of this Section.

          "Information" means information concerning any Loan Party or any of its direct or indirect equityholders, or any of their respective employees, directors, or Subsidiaries, or Affiliates received by the Agent or any Lender on a confidential basis from the Borrower or any other Person under or pursuant to this Agreement or any other Loan Document, including without limitation financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of any Loan Party or any other Person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Loan Parties or any of their direct or indirect equityholders, or any of their respective employees, directors, Subsidiaries or Affiliates or any of their respective agents or representatives.

          13.12. Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

          13.13. Intercreditor and Subordination Agreement.

     (a) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, ALL LIENS AND SECURITY INTERESTS GRANTED TO THE AGENT PURSUANT TO OR CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, ALL OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE AGENT OR ANY OTHER PARTY HEREUNDER OR THEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT AND THE OBLIGATIONS HEREUNDER AND THEREUNDER AND THE LIENS AND SECURITY INTERESTS GRANTED OR CONTEMPLATED HEREBY OR THEREBY ARE SUBORDINATED TO THE EXTENT SET FORTH IN THE INTERCREDITOR AND SUBORDINATION AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT AND THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE TERMS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT SHALL GOVERN AND CONTROL.

     (b) EACH LENDER HEREBY GRANTS TO THE AGENT ALL REQUISITE AUTHORITY TO ENTER INTO OR OTHERWISE BECOME BOUND BY THE INTERCREDITOR AND SUBORDINATION AGREEMENT AND TO BIND THE LENDERS THERETO BY THE AGENT'S ENTERING INTO OR OTHERWISE BECOMING BOUND THEREBY, AND NO FURTHER CONSENT OR APPROVAL ON THE PART OF THE LENDERS IS OR WILL BE REQUIRED IN CONNECTION WITH THE PERFORMANCE OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT.

          13.14. Subordination of Obligations to all Senior Secured Debt . The Agent and the Lenders hereby confirm that all liens and security interests granted to the Agent pursuant to or contemplated by this Agreement or any other Loan Document and all Obligations under this Agreement and the other Loan Documents are subordinated to all Senior Secured Debt of the Loan Parties, and the Agent and the Lenders hereby agree that, if requested by Mid-Western, they will promptly enter into such subordination and intercreditor agreements with Senior

Lenders not party to the Intercreditor and Subordination Agreement, on terms substantially similar to the Intercreditor and Subordination Agreement, confirming such subordination.

          13.15. Assignment and Release of Borrower Loan Parties' Obligations. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower may at any time assign to Mid-Western, and Mid-Western may assume from the Borrower by novation, all rights and obligations of the Borrower under the Loan Documents pursuant to documentation reasonably satisfactory to the Agent so long as in connection with such assignment the WLLC Loans are or are deemed repaid and terminated in full (such assignment and assumption of all (but not less than all) such rights and obligations, a "Borrower Assignment"). Effective immediately upon any such Borrower Assignment, and receipt of legal opinions reasonably satisfactory to the Agent with respect to the validity and enforceability of such Borrower Assignment, each of the Borrower Parties shall be released from all obligations and liabilities under the Loan Documents and the initial investment in the Borrower Loan Parties made by the Sponsor on the Closing Date and proceeds earned thereon from the making of Permitted Investments (as defined in the Citigroup Credit Facilities) of such amounts may be transferred to any Person (including Sponsor) free and clear of any Liens in favor of the Secured Parties (as defined in the Security Agreement). For the avoidance of doubt, all other property of the Borrower Loan Parties, including any WLLC Spread and proceeds thereon, shall be either (i) transferred to Mid-Western and/or the Mid-Western Loan Parties or (ii) transferred to Onex Corporation or an affiliate thereof subject to the continuing Lien of the Agent and shall be held in a blocked collateral account securing the Obligations pursuant to documentation reasonably satisfactory to the Agent, in each case upon the occurrence of the Borrower Assignment.

          13.16. Costs and Expenses. Mid-Western agrees to pay (a) to the Agent all reasonable out-of-pocket costs and expenses incurred by the Agent (including the reasonable fees and expenses of counsel to the Agent) in respect of title insurance and taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect and continue the Agent's Liens and to add Persons as guarantors, pledgors or grantors, as applicable, in accordance with the terms of the Loan Documents, (b) to the Agent and the Lenders all reasonable out-of-pocket expenses incurred by the Agent and the Lenders (including the reasonable fees and expenses of counsel to the Agent and each Lender) in connection with the enforcement or protection of its rights in connection with this Agreement, the other Loan Documents or the Loans, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (c) all reasonable out-of-pocket costs and expenses incurred by the Agent (including the reasonable fees and expenses of counsel to the Agent) in connection with the termination of any Loan Document or the release of any Loan Party from its obligations under any Loan Document, including, without limitation, filing fees and other charges incurred by the Agent in terminating financing statements and mortgages.

          13.17. No Recourse Against Limited Partners. For the avoidance of doubt, the Agent and each Lender hereby confirms that it has no recourse against any of the limited partners of the Borrower with respect to any obligation arising out of this Agreement. For the avoidance of doubt, nothing contained herein shall limit any right of the Agent or any Lender under the

Onex Guarantee Agreement and the NSULC Tax Indemnity Agreement (including any right to recourse granted thereunder).

          IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

                                        "LOAN PARTIES"

                                        ONEX WIND FINANCE LP,

                                        By: its general partner,
                                            1648701 ONTARIO INC.


                                        By: /s/ Nigel Wright
                                            ------------------------------------
                                        Name: Nigel Wright
                                        Title: Representative


                                        MID-WESTERN AIRCRAFT SYSTEMS, INC.


                                        By: /s/ Seth Mersky
                                            ------------------------------------
                                        Name: Seth Mersky
                                        Title: President


                                        MID-WESTERN AIRCRAFT SYSTEMS HOLDINGS,
                                        INC.


                                        By: /s/ Seth Mersky
                                            ------------------------------------
                                        Name: Seth Mersky
                                        Title: President


                                        MID-WESTERN AIRCRAFT FINANCE, INC.


                                        By: /s/ Nigel Wright
                                            ------------------------------------
                                        Name: Nigel Wright
                                        Title: Chief Financial Officer and
                                               President


                                        3101447 NOVA SCOTIA COMPANY


                                        By: /s/ Nigel Wright
                                            ------------------------------------
                                        Name: Nigel Wright
                                        Title: Chief Financial Officer and
                                               President


                                        By: /s/ Seth Mersky
                                            ------------------------------------
                                        Name: Seth Mersky
                                        Title: Vice President

                            [Boeing Credit Agreement]

                                        ONEX WIND FINANCE LLC


                                        By: /s/ Donald West
                                            ------------------------------------
                                        Name: Donald F. West
                                        Title: Director

                            [Boeing Credit Agreement]

                                        "AGENT"

                                        THE BOEING COMPANY, as the Agent


                                        By: /s/ Bryan Gerard
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        "LENDERS"

                                        THE BOEING COMPANY


                                        By: /s/ X
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                            [Boeing Credit Agreement]

                                     ANNEX A

                                       TO
                                CREDIT AGREEMENT

                                   DEFINITIONS

          Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the
Agreement:

          "Adjusted Interest Expense Coverage Ratio Shortfall" has the meaning specified for such term in the Intercreditor and Subordination Agreement.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agent" means The Boeing Company, solely in its capacity as Agent for the Lenders.

          "Agent's Liens" means the Liens in the Collateral granted to the Agent, for the benefit of the Lenders and the Agent, pursuant to this Agreement and the other Loan Documents.

          "Agreement" means the Credit Agreement to which this Annex A is attached, as from time to time amended, modified, restated or otherwise modified.

          "Assignment Agreement" has the meaning specified in Section 10.2(a).

          "Availability Period" means the period commencing on the Closing Date and ending on the earliest of (i) December 31, 2008, (ii) the date on which the aggregate principal amount of the Loans made by the Lenders to the Borrower equals $150,000,000 and (iii) the date specified in a written notice delivered by the Borrower to the Agent stating that the Borrower will no longer request any Borrowings on and after such specified date.

          "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C.
Section 101 et seq.).

          "Base Rate" means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Citicorp North America, Inc. as its "prime rate". Any change in the prime rate announced by the Senior Agent shall take effect at the opening of business on the day specified in the public announcement of such change. Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

          "Boeing" means the The Boeing Company, a Delaware corporation.

          "Boeing Lender" has the meaning specified in Section 3.4(a).

          "Borrower" has the meaning specified in the introductory paragraph hereof.

          "Borrower Assignment" has the meaning specified in Section 13.15.

          "Borrower Loan Parties" means, collectively, the Borrower and the Borrower Subsidiaries.

          "Borrower Subsidiaries" means each of (i) NSULC and (ii) WLLC.

          "Borrowing" means a borrowing hereunder consisting of Loans made by the Lenders to the Borrower.

          "Borrowing Notice" has the meaning specified in Section 1.1(b).

          "Business Day" means (a) any day that is not a Saturday, Sunday, or a day on which banks in New York, New York are required or permitted to be closed and (b) with respect to determinations of the LIBOR Rate, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

          "Capital Lease Obligations" means all monetary or financial obligations of Mid-Western and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

          "Change of Control" means:

          (a) prior to such time as there shall have been consummated an Initial Public Offering of Holdings, the occurrence of any of the following: (i) the Permitted Holders (collectively) cease to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing a majority of the voting power of the total outstanding Voting Stock of Holdings or (ii) the Permitted Holders cease to own Equity Interests representing a majority of the total economic interests of the Equity Interests of Holdings;

          (b) from and after the time that there shall have been consummated an Initial Public Offering of Holdings, the occurrence of any of the following: (i) the Permitted Holders (collectively) shall fail to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing at least 35% of the voting power of the total outstanding Voting Stock of Holdings, (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing voting power that is greater than the voting power represented by the Voting Stock of Holdings beneficially owned, directly or indirectly, by the Permitted Holders (collectively) or
     (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors who were nominated for election by a Permitted Holder or whose election to such board of directors or whose nomination for election was approved by a vote of a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the board of directors of Holdings; provided that a Change of Control under this clause (b)(iii) shall not be deemed to have occurred if and for so long as the Permitted Holders have the power to elect a majority of the board of directors of Holdings;

          (c) at any time, Holdings ceases to own 100% of the Equity Interests of Mid-Western;

          (d) at any time prior to a Borrower Assignment permitted by Section 13.15, (x) the Sponsors shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower or (y) the Borrower shall cease to own, directly or indirectly, 100% of the Equity Interests of any of the Borrower Subsidiaries; or

          (e) at any time, a "Change of Control" (or equivalent term) has occurred under the Citigroup Credit Facilities.

          "Citigroup Credit Agreement" means the Credit Agreement, dated as of the date hereof, among Holdings, Mid-Western, the Borrower, Citicorp North America, Inc., as administrative agent and collateral agent and documentation agent, Citigroup Global Markets Inc., as sole lead arranger and book runner, The Bank of Nova Scotia and Royal Bank of Canada, as co-arrangers, and the lenders from time to time party thereto, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

          "Citigroup Credit Facilities" means the secured revolving and term loan facilities provided to the Borrower and Mid-Western on the Closing Date by Citicorp North America, Inc. and/or one or more of its affiliates and other banks and institutional lenders, including any credit agreement and related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

          "Closing Date" means June 16, 2005.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" means all of each Loan Party's real and personal property and all other assets of any Person, in each case from time to time subject to the Agent's Liens securing payment or performance of any of the Obligations.

          "Commitment" means, as to any Lender, the obligation of such Lender, if any, to make Loans in an aggregate principal not to exceed the amount set forth under the heading "Commitment" opposite such Lender's name on Schedule 1.2(a) or in the Assignment Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

          "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

          "Deferred Interest" has the meaning specified in Section 2.1(b).

          "Discharge of Senior Obligations" means the earliest date upon which all of the following have occurred: (i) termination of all commitments to extend credit under all Senior Secured Facilities, (ii) payment in full in cash of all indebtedness, obligations and liabilities outstanding under all Senior Secured Facilities (other than contingent indemnification obligations not then claimed or due) and (iii) termination, cancellation or cash collateralization of all outstanding letters of credit under all Senior Secured Facilities.

          "Dollar" and "$" mean dollars in the lawful currency of the United States.

          "Eligible Assignee" means (a) a commercial bank, commercial finance company, insurance company, investment fund or other lender that (i) has total assets in excess of $2,000,000,000 and (ii) in the ordinary course of business regularly invests in bank loans and similar extensions of credit, (b) any Lender listed on the signature page of this Agreement and (c) any Affiliate of Boeing.

          "Equity Interest" means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

          "Equity Investors" means collectively, the Permitted Holders and officers, employees and directors of Holdings or any of its Subsidiaries that own Equity Interests of Holdings.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Sections 414(b) or (c) of the Code, and for the purpose of
Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D,

4980E and/or each "applicable section" under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          "ERISA Event" means (a) any "reportable event," as defined in Section
4043(c) of ERISA or the regulations issued thereunder, with          respect to
a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (e) the receipt by any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Loan Party or a Subsidiary, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any Loan Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by a Loan Party or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the "substantial cessation of operations" within the meaning of Section 4062(e) of ERISA with respect to a Pension Plan; (i) the making of any amendment to any Pension Plan which could result in the imposition of a Lien or the posting of a bond or other security; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any of the Subsidiaries.

          "Event of Default" has the meaning specified in Section 8.1.

          "Financial Officer" of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer or Controller of such corporation, partnership or other entity.

          "Fiscal Quarter" means any period of 13 or 14 weeks ending on the Thursday nearest to the last day of each calendar quarter in each calendar year.

          "Fiscal Year" means any period of 52 or 53 consecutive weeks ending on the Thursday nearest to December 31 of each calendar year; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2005 Fiscal Year") refer to the Fiscal Year ending on or about December 31 occurring during such calendar year.

          "Foreign Subsidiary" means any direct or indirect Subsidiary of the Borrower which is not organized under the laws of the United States, any state thereof or the District of Columbia.

          "Funding Date" means the date on which a Borrowing occurs.

          "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

          "Governmental Authority" means any nation or government, any state, locality, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing and any department, agency, board, commission, tribunal, committee or instrumentality of any of the foregoing.

          "Guarantee Agreement" means the Guarantee Agreement, substantially in the form of Exhibit D, made by the Guarantors in favor of the Agent for the benefit of the Secured Parties.

          "Guarantors" means, collectively, (a) Holdings, (b) Mid-Western and each of the other present and future Subsidiaries of Holdings that guarantees any obligations of the Borrower under the Citigroup Credit Facilities (or, following the Discharge of Senior Obligations, that would have been required to guarantee any obligations of the Borrower under the Citigroup Credit Facilities as in effect immediately prior to the Discharge of Senior Obligations) and (c) the Borrower Subsidiaries.

          "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.

          "Holdings" means Mid-Western Aircraft Systems Holdings, Inc., a Delaware corporation.

          "Indemnified Foreign Tax" has the meaning assigned thereto in Section 3.4.

          "Indemnified Taxes" has the meaning assigned thereto in Section 3.4.

          "Initial Public Offering" means a primary underwritten public offering of common stock of the Parent Guarantor.

          "Intercreditor and Subordination Agreement" means, collectively, (i) that certain Subordination and Intercreditor Agreement, dated as of the date hereof (as amended, restated, supplemental or otherwise modified from time to time), among Citicorp North America, Inc., as collateral agent and administrative agent under the Citigroup Credit Facilities, and the Agent and
(ii) all other agreements required to be executed by the Agent and Lenders under
Section 13.14.

          "Interest Payment Date" has the meaning specified in Section 2.1(b).

          "Interest Period" means, as to any Loan, (i) initially, the period commencing on the Funding Date of such Loan and ending on the date three months thereafter and (ii) thereafter, each period commencing on the day following the last day of the immediately preceding Interest Period and ending three months thereafter; provided, that any Interest Period that would otherwise extend beyond the Stated Termination Date shall end on the Stated Termination Date.

          "Interest Rate" means, with respect to the Unpaid Amount of any Loan for any Interest Period, a per annum rate equal to the LIBOR Rate for such Interest Period plus six percent (6.0%); provided, that if the Agent and the Borrower determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any Interest Period with respect to the Unpaid Amount of any Loan, the Interest Rate shall be a fluctuating per annum rate equal to the Base Rate in effect from time to time plus four and three-fourths percent (4.75%).

          "IRB Lease Obligations" means Capital Lease Obligations of Mid-Western or any of its Subsidiaries owed to the City of Wichita or the City of Tulsa (each a "City") in connection with the leasing of property that is purchased by such City and financed with the proceeds of an issuance of industrial revenue bonds issued by such City to Mid-Western or such Subsidiary.

          "Kansas Bond Indebtedness" means Subordinated Indebtedness in respect of bond financings entered into for the purpose of obtaining a credit against Kansas payroll taxes paid with respect to wages of employees of Mid-Western and its Subsidiaries on terms and conditions consistent in all material respects with the description of such bond financings set forth in the Term Sheet attached hereto as Schedule 1.2(b).

          "Lender" and "Lenders" have the meaning specified in the introductory paragraph hereof.

          "LIBOR Rate" means, for any Interest Period with respect to a Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever.

          "Loan Documents" means this Agreement, the Guarantee Agreement, the Notes, the WLLC Subordination Agreement, the Intercreditor and Subordination Agreement, the Onex Guarantee Agreement, the NSULC Tax Indemnity Agreement, the Remarketing Agreement, the Post-Closing Agreement, the Undertaking Agreement and the Security Documents.

          "Loan Party" means the Borrower and each Guarantor.

          "Loans" has the meaning specified in Section 1.1(a).

          "Majority Lenders" means at any time Lenders whose Pro Rata Shares aggregate more than 50%.

          "Material Adverse Effect" means a materially adverse effect on (a) the business, financial condition, affairs or results of operations of Holdings and its Subsidiaries, taken as a whole, or the Borrower Loan Parties or (b) the ability of any Loan Party to perform its respective obligations under the Loan Documents, (c) the rights of or benefits available to the Lenders under any Loan Document or (d) the validity, enforceability, perfection or priority of the Liens granted to the Agent on the Collateral (taken as a whole) pursuant to the Security Documents.

          "Maximum Rate" has the meaning specified in Section 2.2.

          "Mid-Western" means Mid-Western Aircraft Systems, Inc., a Delaware corporation.

          "Mid-Western Lenders" means, collectively, Holdings or any affiliate of Holdings that becomes a Lender pursuant to the Remarketing Agreement, in each case solely in its capacity as a Lender.

          "Mid-Western Loan Parties" means, collectively, Holdings, Mid-Western and the direct and indirect Subsidiaries of Holdings that are Guarantors.

          "Mortgages" means and includes any and all of the mortgages, hypothecations, charges/mortgages of land, deeds of trust, deeds to secure debt, assignments and other instruments executed and delivered by any Loan Party to or for the benefit of the Agent by which the Agent, on behalf of the Lenders, acquires a Lien on Real Estate or a collateral assignment of any Loan Party's interest under leases of Real Estate, and all amendments, modifications and supplements thereto.

          "Multiemployer Plan" means a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which Loan Party or any Subsidiary could incur liability.

          "Note" has the meaning set forth in Section 1.1(c).

          "NSULC" has the meaning set forth in the definition of "Term Transaction."

          "NSULC Tax Indemnity Agreement" means the NSULC Tax Indemnity Agreement, substantially in the form of Exhibit E, between Onex Corporation and NSULC (as the same may be amended, supplemented or amended and restated from time to time).

          "Obligations" means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Loan Parties to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from loan, guaranty or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest and any other sums chargeable to any of the Loan Parties hereunder or under any of the other Loan Documents.

          "Onex Guarantee Agreement" means the Guarantee Agreement, substantially in the form of Exhibit F, among Onex Corporation, the Lenders and the Agent.

          "Onex Pledge Agreement (GP Interests)" means the Canadian Pledge Agreement, substantially in the form of Exhibit G-1, among 1648701 Ontario Inc. and the Agent.

          "Onex Pledge Agreement (LP Interests)" means the Onex Pledge Agreement, substantially in the form of Exhibit G-2, among Onex Corporation, the Agent and Citicorp North America, Inc., as collateral agent under the Citigroup Credit Agreement.

          "Onex Pledge Agreements" means, collectively, the Onex Pledge Agreement (GP Interests) and the Onex Pledge Agreement (LP Interests).

          "Organizational Document" means (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

          "Other Taxes" has the meaning assigned thereto in Section 3.4.

          "Payment Block Event" means a Blockage Event (as defined the Intercreditor and Subordination Agreement).

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

          "Pension Plan" means a "pension plan," as such term is defined in
Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Loan Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

          "Perfection Certificate" means a certificate in the form of Annex 2 to the Security Agreement or such other form that is provided to the Senior Agent.

          "Permitted Holders" means Onex Partners L.P., Onex Corporation and their respective affiliates that are Equity Investors as of the Closing Date and are identified as such on Schedule 1.01(d).

          "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority or any other entity.

          "Pledge Agreement" means the Pledge Agreement, substantially in the form of Exhibit H, among the Loan Parties and the Agent for the benefit of the Secured Parties (as the same may be amended, supplemented or amended and restated from time to time).

          "Post-Closing Agreement" means the Post-Closing Agreement, dated as of the date hereof, between Mid-Western and the Agent.

          "Prepayment Notice" has the meaning specified in Section 3.2(c)(ii).

          "Pro Rata Share" means, with respect to a Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment at such time and the denominator of which is the amounts of all of the Lenders' Commitments at such time (or if no Commitments are outstanding at such time, a fraction (expressed as a percentage), the numerator of which is the amount of the Loans owed to such Lender at such time and the denominator of which is the aggregate amount of the Loans owed to all Lenders at such time).

          "Real Estate" means all of each Loan Party's now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of each Loan Party's now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

          "Remarketing Agreement" means the Remarketing Agreement, substantially in the form of Exhibit I, among Holdings, the Lenders and the Agent.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or commissioner or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings' stockholders.

          "Section 3.4 Certificate" has the meaning assigned to such term in
Section 3.4.

          "Secured Parties" means, collectively, the Agent and the Lenders.

          "Security Agreement" means the Security Agreement, substantially in the form of Exhibit J, among the Loan Parties and the Agent for the benefit of the Secured Parties (as the same may be amended, supplemented or amended and restated from time to time).

          "Security Documents" means the Security Agreement, the Pledge Agreement, the Perfection Certificate, any cash management agreements (as defined in the Security Agreement), the Mortgages, the Onex Pledge Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.4 or 5.5 to secure any of the Obligations.

          "Senior Agent" means Citicorp North America, Inc., in its capacity as administrative agent and/or collateral agent under the Citigroup Credit Facilities, together with its successors and assigns.

          "Senior Discharge Events" has the meaning specified in Section 8.2.

          "Senior Secured Debt" means all obligations to the Senior Lenders in connection with the Senior Secured Facilities (including post-petition interest whether or not an allowed claim), provided that no indebtedness shall constitute Senior Secured Debt to the extent that its incurrence would cause the aggregate principal amount of the Senior Secured Debt at the time of incurrence to exceed the Senior Secured Debt Cap. For the avoidance of doubt, any indebtedness that constitutes Senior Secured Debt at the time incurred shall at all times thereafter constitute Senior Secured Debt.

          "Senior Secured Debt Cap" means $1,075,000,000; provided, that for purposes of calculating the Senior Secured Debt Cap, Senior Secured Debt shall not include (i) obligations incurred by Mid-Western or any other Loan Party as a result of a 787 Discontinuance, (ii) any Kansas Bond Indebtedness, (iii) any IRB Lease Obligations and (iv) and obligations under Hedging Agreements.

          "Senior Secured Facilities" means one or more debt facilities or commercial paper facilities (including without limitation the Citigroup Credit Facilities) or other debt securities, in each case, secured and with banks, other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time; provided, that Senior Secured Facilities shall not include the debt facilities provided under the Loan Documents.

          "Senior Lenders" means the lenders from time to time party to the Senior Secured Facilities.

          "787 Agreement" means the 787 GTA and the 787 SPB.

          "787 Discontinuance" means 90 days after the discontinuance of the 787 Program such that less than 500 shipsets will be delivered to the Seller pursuant to such program.

          "787 GTA" means the General Terms Agreement, BCA-65520-0032, dated as of the date hereof, between Mid-Western and Boeing, relating to the 787 Program.

          "787 Program" means the 787 Program within the meaning of the 787 Agreement.

          "787 SBP" means the Special Business Provisions, BCA-MS-65530-0019, dated as of the date hereof, between Mid-Western and Boeing, relating to the 787 Program.

          "Sponsor" means Onex Partners LP, Onex Corporation and their respective affiliates.

          "Stated Termination Date" means June 16, 2013.

          "Subordinated Indebtedness" means indebtedness of any Loan Party that is by its terms subordinated in right of payment to the Obligations of such Loan.

          "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of Holdings.

          "Tax Benefit" has the meaning assigned to such term in Section 3.4.

          "Taxes" has the meaning assigned to such term in Section 3.4.

          "Termination Date" means the earliest to occur of (i) the Stated Termination Date, (ii) the date this Agreement is terminated either by the Borrower pursuant to Section 3.1 or by the Majority Lenders pursuant to Section 8.2, and (iii) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

          "Term Transaction" means the Borrowings by the Borrower of the Loans from time to time under this Agreement, all the proceeds of which will be invested substantially concurrently with such Borrowings in either (i) Equity Interests of or loans to 3101447 Nova Scotia Company, a Nova Scotia unlimited liability company ("NSULC"), with all the proceeds of such investment being invested by NSULC in Equity Interests of or loans to Onex Wind Finance LLC, a Wyoming limited liability company ("WLLC") wholly owned by NSULC or (ii) Equity Interests of or loans to WLLC that substantially concurrently with the applicable Borrowing are contributed to NSULC for Equity Interests of or loans to NSULC. Upon each Borrowing under this Agreement, WLLC will lend to Mid-Western (each a "WLLC Loan") pursuant to the WLLC Delayed-Draw Term Loan Credit Agreement dated as of the date hereof between Mid-Western and WLLC (the "WLLC Delayed-Draw Term Loan Agreement") the entire amount invested in it by NSULC or the Borrower with respect to such Borrowing on economic terms and conditions identical to those applicable to the Loan (except that the rate of interest payable thereon will exceed (but by no more than 0.10% per annum) the rate of interest payable on the Unpaid Amount of the Loans). The obligations of Mid-Western in respect of each WLLC Loan shall be subordinated pursuant to the WLLC Subordination Agreement to the obligations of Mid-Western in respect of the Obligations pursuant to the WLLC Subordination Agreement and no payment will be made by Mid-Western in respect of such loans from WLLC unless, substantially contemporaneously therewith, a payment in an equal amount is made by the Borrower in respect of the Loans and such payment is permitted under the WLLC Subordination Agreement, provided that, so long as no Default or Event of Default exists, the payment of interest to WLLC may be at a rate of interest that exceeds (but by no more than 0.10% per annum) the rate of interest payable on the Unpaid Amount of the Loans, and provided further that during the continuance of any Default or Event of Default such additional 0.10% per annum interest may continue to accrue and may be paid to WLLC when the condition resulting in the prohibition on payment thereof no longer exists and such payment is permitted to be made by the Borrower and Mid-Western under the WLLC Subordination Agreement. The additional 0.10% per annum interest payable on any WLLC Loan is referred to herein as the "WLLC Spread."

          "Transferee" has the meaning assigned to such term in Section 2.16.

          "UCC" means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests, provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

          "Undertaking Agreement" means the Agreement, dated as of the date hereof, among the Lenders, the Agent and the Borrower regarding undertakings required by the parties thereto to incorporate certain mandatory prepayment and offer to prepay provisions following a Discharge of Senior Obligations, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

          "Unpaid Amount" means with respect to any Loan at any time, the sum of
(x) the outstanding principal amount of such Loan at such time plus (y) the aggregate outstanding amount of Deferred Interest, if any, on such Loan at such time.

          "Welfare Plan" means a "welfare plan," as such term is defined in
Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.

          "WLLC" has the meaning set forth in the definition of "Term Transaction."

          "WLLC Loan" has the meaning assigned to such term in the definition of "Term Transaction".

          "WLLC Spread" has the meaning assigned to such term in the definition of "Term Transaction."

          "WLLC Subordination Agreement" means the WLLC Subordination Agreement, to be entered into among the Borrower and each Borrower Subsidiary, Mid-Western, the Agent and Citicorp North America, Inc., as administrative agent under the Citigroup Credit Facilities, as amended, restated, supplemented or otherwise modified from time to time, substantially in the form of Exhibit K.

          "WLLC Delayed-Draw Term Loan Agreement" has the meaning set forth in the definition of "Term Transaction."

          Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in this Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP.

          Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

               (iv) The word "or" is not exclusive.

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement and the other Loan Documents are for convenience of reference only and shall not affect the interpretation of this Agreement.

                                      NOTE

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, ALL LIENS AND SECURITY INTERESTS GRANTED TO THE AGENT PURSUANT TO OR CONTEMPLATED BY THIS NOTE OR ANY OTHER LOAN DOCUMENT, ALL OBLIGATIONS UNDER THIS NOTE AND THE OTHER LOAN DOCUMENTS AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE AGENT OR ANY OTHER PARTY HEREUNDER OR THEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT AND THE OBLIGATIONS HEREUNDER AND THEREUNDER AND THE LIENS AND SECURITY INTERESTS GRANTED OR CONTEMPLATED HEREBY OR THEREBY ARE SUBORDINATED TO THE EXTENT SET FORTH IN THE INTERCREDITOR AND SUBORDINATION AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT AND THIS NOTE OR ANY OTHER LOAN DOCUMENT, THE TERMS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT SHALL GOVERN AND CONTROL.

FOR VALUE RECEIVED, the undersigned (the "Borrower") hereby promises to pay to [__________] (the "Lender"), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the Unpaid Amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 16, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement," the terms defined therein being used herein as therein defined), among Onex Wind Finance LP, as Borrower, the Guarantors party thereto, the Lenders from time to time party thereto, and The Boeing Company, as Agent.

The Borrower promises to pay interest on the Unpaid Amount of each Loan made by the Lender to the Borrower from the date of such Loan until such Unpaid Amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein and is secured by the Collateral. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

The Borrower hereby agrees to pay the Lender all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees and expenses of counsel to the Lender) in connection with the enforcement or protection of its rights in connection with this Note, the Credit

Agreement, the other Loan Documents or the Loans made by the Lender, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans made by the Lender.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                                   ONEX WIND FINANCE LP

                                   By: Its general partner, 1648701 Ontario Inc.


                                   By: /s/ Nigel Wright
                                       -----------------------------------------
                                       Name: Nigel Wright
                                       Title: Representative

                                                         LOANS AND PAYMENTS WITH
                                                         RESPECT THERETO

                                       AMOUNT OF     OUTSTANDING
                           END OF     PRINCIPAL OR    PRINCIPAL
              AMOUNT      INTEREST   INTEREST PAID     BALANCE     NOTATION
  DATE     OF LOAN MADE    PERIOD      THIS DATE      THIS DATE     MADE BY
--------   ------------   --------   -------------   -----------   --------
